EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report, dated March 26, 2002 included in this registration statement and to all references to our Firm included in this registration statement.

ARTHUR ANDERSEN

Amsterdam, The Netherlands

March 28, 2002